Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS THIRD QUARTER RESULTS

BOSTON, November 3, 2022 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its financial results for the third quarter ended September 30, 2022 and other recent developments.

Third Quarter and Subsequent Highlights

•	Reported results for the third quarter of 2022 reflect a net loss attributable to common stockholders of $(0.19) per weighted average common share; net operating income (“NOI”) of $33.3 million; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.46 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.40 per weighted average common share and units.
•	Same store NOI (“SS NOI”) increased 8.4% on a GAAP basis excluding early termination income for the third quarter compared with the same period in 2021; increased 11.0% on a cash basis excluding early termination income.
•	Commenced leases during the third quarter totaling 2,552,339 square feet with a 17.6% increase in rental rates on a cash basis from leases greater than six months; for the first three quarters of 2022, a total of 5,345,275 square feet commenced with a 18.8% increase in rental rates on a cash basis from leases greater than six months. Through November 1, 2022, approximately 97.2% of 2022 lease expirations have been addressed in addition to 664,425 square feet of vacancy leased to new tenants.
•	During the third quarter, Plymouth fully leased its newly constructed 180,000-square-foot building in the Northwest Atlanta market.
•	Declared a regular quarterly cash dividend for the third quarter of 2022 of $0.22 for the common stock and paid a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).
•	Tightened its previously issued full year 2022 guidance ranges for Core FFO per weighted average common share and units to $1.82 to $1.84 and adjusted its net loss per weighted average common share and units as well as a number of the accompanying guidance assumptions.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “The strength of our markets, properties and people have once again led to higher occupancy, rental rates, same-store NOI and Core FFO growth. Based on this year-to-date performance and the earlier-than-anticipated conversion of the remaining Series B preferred shares, we have also tightened our full year 2022 guidance. With our pre-leasing efforts accelerating and the first phase of our development program nearing completion, we anticipate the decisions to pause both acquisitions and the second phase of development should allow us to return to a gradual de-levering of the balance sheet through strong internal growth.”

Financial Results for the Third Quarter of 2022

Net loss attributable to common stockholders for the quarter ended September 30, 2022 was $8.0 million, or $(0.19) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $7.1 million, or $(0.22) per weighted average common share outstanding, for the same period in 2021. The net loss increased year-over-year primarily due to increases in interest and depreciation expense associated with acquisition activity, offset by an increase in net operating income. Weighted average common shares outstanding for the third quarters ended September 30, 2022 and 2021 were 41.1 million and 32.3 million, respectively. Plymouth has a total of 42.8 million common shares outstanding as of November 1, 2022, including the previously announced conversion of 4.1 million shares of the Series B Convertible Preferred Stock.

Consolidated total revenues for the quarter ended September 30, 2022 were $47.8 million, compared with $36.0 million for the same period in 2021.

NOI for the quarter ended September 30, 2022 was $33.3 million compared with $23.8 million for the same period in 2021. Same store NOI (“SS NOI”) excluding early termination income – Cash basis for the quarter ended September 30, 2022 was $20.8 million compared with $18.7 million for the same period in 2021, an increase of 11.0%. SS NOI for the third quarter was positively impacted by rent escalations, renewal and new leasing spreads, and increased operating expense recoveries. SS NOI excluding early termination income – GAAP basis for the quarter ended September 30, 2022 was $21.6 million compared with $19.9 million for the same period in 2021, an increase of 8.4%.

EBITDAre for the quarter ended September 30, 2022 was $29.2 million compared with $20.5 million for the same period in 2021.

Core FFO for the quarter ended September 30, 2022 was $19.4 million compared with $14.3 million for the same period in 2021, primarily as a result of the growth in same-store NOI, contribution from acquisitions and a decrease in preferred stock dividends resulting from the full conversion of the Series B Convertible Stock. The Company reported Core FFO for the quarter ended September 30, 2022 of $0.46 per weighted average common share and unit compared with $0.43 per weighted average common share and unit for the same period in 2021, representing a 7.0% increase. Weighted average common shares and units outstanding for the third quarters ended September 30, 2022, and 2021 were 41.9 million and 33.0 million, respectively. Plymouth has a total of 43.3 million common shares and units outstanding as of November 1, 2022, including the conversion of 4.1 million shares of the Series B Convertible Preferred Stock.

AFFO for the quarter ended September 30, 2022 was $17.0 million, or $0.40 per weighted average common share and unit, compared with $10.4 million, or $0.31 per weighted average common share and unit, for the same period in 2021, representing a 29.0% increase. The current period results reflected the change in Core FFO while the prior-year period included higher leasing commissions associated with two 10-year leases executed during that period.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Capital Markets Activity and Liquidity

On August 12, 2022, Madison informed the Company that it had elected to convert its remaining 2,205,882 shares of Series B Preferred Stock into common stock. Based on the contractual liquidation preference and the 20-day VWAP (volume weighted average price) of $18.84 at the time of conversion, Madison was entitled to receive 2,712,690 shares of common stock. Pursuant to the terms of the agreement, Plymouth elected a combination settlement comprising 1,915,511 shares of common stock and $15.0 million in cash. The cash portion was provided by a one-time use of the Company’s ATM program to transact with one institutional investor, in which 802,547 shares were issued at $21.35 a share raising approximately $16.9 million in net proceeds.

During the quarter, the Company entered into interest rate swap agreements with JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Capital One, N.A. for a total notional amount of $150 million to fix the USD-SOFR DME Term floating rate at 2.904%. The spread over the applicable rate on the $150 million term loan is based on the Company's total leverage ratio. As of September 30, 2022, the rate on approximately 93% of the Company's outstanding debt is fixed by rate or swap.

As of November 1, 2022, the Company’s current cash balance was approximately $13.7 million, excluding operating expense escrows of approximately $9.5 million, and it has approximately $272.5 million of capacity under the existing unsecured line of credit.

Investment Activity

As of September 30, 2022, the Company had real estate investments comprised of 207 industrial buildings totaling 33.8 million square feet. During the third quarter, the Company acquired one industrial building in Cleveland, Ohio totaling 197,518 square feet for $16.5 million, a weighted average price of $84 per square foot, and a weighted average initial yield projected yield of 6.3%.

Plymouth currently has four projects totaling 643,000 square feet under construction in the first phase of its development program with approximately 80% of the expected $49 million in development costs funded as of November 1, 2022. At its newly constructed 180,000-square-foot industrial building in Atlanta, the Company signed a new five-year lease for the entire space with occupancy expected in January 2023. At its newly constructed 70,000-square-foot industrial building in Portland, Maine, the Company has signed a 10-year lease for 50% of the space with occupancy expected in the fourth quarter of 2022 and is nearing execution on a lease for the remaining 50% of the space. The Company’s 237,000-square-foot industrial building in Atlanta and its 156,000-square-foot industrial building in Cincinnati are estimated to be completed by year end with multiple leasing prospects being actively considered.

Leasing Activity

Leases that commenced during the third quarter ended September 30, 2022 totaled an aggregate of 2,552,339 square feet, all of which are associated with leases with terms of at least six months. These leases included 1,455,328 square feet of renewal leases and 1,097,011 square feet of new leases. The Company will experience a 17.6% increase in rental rates on a cash basis from these leases. As of September 30, 2022, the Company’s total portfolio was 98.8% occupied.

As of November 1, 2022, Plymouth has released 97.2% of the space scheduled to expire during 2022 with an 18.4% increase in cash rental rates over expiring rates. In addition, Plymouth has leased 664,425 square feet that was vacant at the start of 2022 with only 110,007 square feet going vacant during the year, resulting in the occupancy rate for the Company increasing from 97.4% at the end of last year to its current 98.8% level.

Quarterly Distributions to Stockholders

On September 15, 2022, the Board of Directors declared a regular quarterly common stock dividend of $0.22 per share for the third quarter of 2022. The dividend was paid on October 31, 2022 to stockholders of record on September 30, 2022.

On September 1, 2022, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the third quarter of 2022. The dividend was paid on September 30, 2022 to stockholders of record on September 15, 2022.

Guidance for 2022

The Company tightened its previously issued full year 2022 guidance ranges for Core FFO per weighted average common share and units and net loss per weighted average common share and units and updated the accompanying guidance assumptions:

(Dollars, shares and units in thousands)	Full Year 2022 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.82	$1.84
Same Store Portfolio NOI growth – cash basis[2]	10.0%	10.5%
Average Same Store Portfolio occupancy – full year	98.5%	98.9%
General and administrative expenses[3]	$15,800	$15,500
Interest expense, net	$32,950	$32,700
Weighted average common shares and units outstanding[4]	40,553	40,553

	Full Year 2022 Range
	Low	High
Net loss	$(0.51)	$(0.49)
Add: Real estate depreciation & amortization	2.42	2.42
Add: Loss on extinguishment of debt	0.06	0.06
Add: Acquisition expenses	0.01	0.01
Less: Change in fair value of warrants	(0.04)	(0.04)
Less: Preferred stock dividends	(0.12)	(0.12)
Core FFO	$1.82	$1.84

1)	Our 2022 guidance refers to the Company's in-place portfolio as of November 1, 2022. Our 2022 guidance does not include prospective acquisitions, dispositions, or capitalization activities that have not closed.
2)	The Same Store Portfolio consists of 121 buildings aggregating 21,961,888 rentable square feet. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income.
3)	Includes non-cash stock compensation of $2 million for 2022.
4)	As of November 1, 2022, the Company has 43,339,788 common shares and units outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through November 10, 2022, by dialing (877) 344-7529 and entering the replay access code, 3256551.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
Assets
Real estate properties	$1,538,416	$1,254,007
Less accumulated depreciation	(189,170)	(142,192)
Real estate properties, net	1,349,246	1,111,815

Cash	16,341	26,232
Cash held in escrow	13,156	11,893
Restricted cash	6,756	5,249
Deferred lease intangibles, net	76,674	75,864
Investment in unconsolidated joint venture	—	5,833
Interest rate swaps	32,404	—
Other assets	36,566	33,919
Total assets	$1,531,143	$1,270,805

Liabilities, Preferred Stock and Equity
Liabilities:
Secured debt, net	$390,944	$352,075
Unsecured debt, net	447,182	297,840
Borrowings under line of credit	67,500	38,000
Accounts payable, accrued expenses and other liabilities	74,701	66,880
Deferred lease intangibles, net	9,612	10,273
Financing lease liability	2,243	2,227
Total liabilities	992,182	767,295

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 1,972,427 and 2,023,551 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively (aggregate liquidation preference of $49,311 and $50,589 at September 30, 2022 and December 31, 2021, respectively)	47,249	48,473
Series B; 0 and 4,411,764 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively (aggregate liquidation preference of $0 and $97,277 at September 30, 2022 and December 31, 2021, respectively)	—	94,437

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 42,849,489 and 36,110,659 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	428	361
Additional paid in capital	644,447	532,666
Accumulated deficit	(190,728)	(177,258)
Accumulated other comprehensive income	32,002	—
Total stockholders' equity	486,149	355,769
Non-controlling interest	5,563	4,831
Total equity	491,712	360,600
Total liabilities, preferred stock and equity	$1,531,143	$1,270,805

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2022	2021	2022	2021

Rental revenue	$47,788	$35,877	$136,120	$100,468
Management fee revenue and other income	2	85	90	265
Total revenues	47,790	35,962	136,210	100,733

Operating expenses:
Property	14,495	12,032	42,369	34,398
Depreciation and amortization	24,860	18,305	71,759	50,984
General and administrative	4,078	3,264	11,776	9,582
Total operating expenses	43,433	33,601	125,904	94,964

Other income (expense):
Interest expense	(8,983)	(4,906)	(23,303)	(14,489)
Earnings (loss) in investment of unconsolidated joint venture	—	(178)	(147)	(675)
Loss on extinguishment of debt	—	—	(2,176)	—
Gain on sale of real estate	—	—	—	590
Unrealized (appreciation) depreciation of warrants	—	(926)	1,760	(1,809)
Total other income (expense)	(8,983)	(6,010)	(23,866)	(16,383)

Net loss	(4,626)	(3,649)	(13,560)	(10,614)
Less: Net loss attributable to non-controlling interest	(55)	(57)	(170)	(193)
Net loss attributable to Plymouth Industrial REIT, Inc.	(4,571)	(3,592)	(13,390)	(10,421)
Less: Preferred Stock dividends	930	1,652	3,949	4,956
Less: Series B Preferred Stock accretion to redemption value	2,371	1,807	4,621	5,421
Less: Loss on extinguishment of Series A Preferred Stock	56	—	80	—
Less: Amount allocated to participating securities	62	48	194	153
Net loss attributable to common stockholders	$(7,990)	$(7,099)	$(22,234)	$(20,951)

Net loss basic and diluted per share attributable to common stockholders	$(0.19)	$(0.22)	$(0.57)	$(0.71)

Weighted-average common shares outstanding basic and diluted	41,128,421	32,301,693	38,838,811	29,636,996

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, unrealized appreciation/(depreciation) of warrants, loss on impairments, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock, acquisition and transaction related costs for transactions not completed, and excludes certain non-cash operating expenses such as impairment on real estate lease, unrealized appreciation/(depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest, and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
UNAUDITED
(In thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
NOI	2022	2021	2022	2021
Net loss	$(4,626)	$(3,649)	$(13,560)	$(10,614)
General and administrative	4,078	3,264	11,776	9,582
Depreciation and amortization	24,860	18,305	71,759	50,984
Interest expense	8,983	4,906	23,303	14,489
(Earnings) loss in investment of unconsolidated joint venture	—	178	147	675
Loss on extinguishment of debt	—	—	2,176	—
Gain on sale of real estate	—	—	—	(590)
Unrealized appreciation (depreciation) of warrants	—	926	(1,760)	1,809
Management fee revenue and other income	(2)	(85)	(90)	(265)
NOI	$33,293	$23,845	$93,751	$66,070

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
EBITDAre:	2022	2021	2022	2021
Net loss	$(4,626)	$(3,649)	$(13,560)	$(10,614)
Depreciation and amortization	24,860	18,305	71,759	50,984
Interest expense	8,983	4,906	23,303	14,489
Loss on extinguishment of debt	—	—	2,176	—
Gain on sale of real estate	—	—	—	(590)
Unrealized appreciation (depreciation) of warrants	—	926	(1,760)	1,809
EBITDAre	$29,217	$20,488	$81,918	$56,078

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
FFO:	2022	2021	2022	2021
Net loss	$(4,626)	$(3,649)	$(13,560)	$(10,614)
Gain on sale of real estate	—	—	—	(590)
Depreciation and amortization	24,860	18,305	71,759	50,984
Depreciation and amortization from unconsolidated joint venture	—	374	268	1,176
FFO	$20,234	$15,030	$58,467	$40,956
Preferred stock dividends	(930)	(1,652)	(3,949)	(4,956)
Acquisition expenses	51	—	201	—
Unrealized appreciation (depreciation) of warrants	—	926	(1,760)	1,809
Loss on extinguishment of debt	—	—	2,176	—
Core FFO	$19,355	$14,304	$55,135	$37,809

Weighted average common shares and units outstanding	41,906	33,046	39,614	30,436
Core FFO per share	$0.46	$0.43	$1.39	$1.24

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
AFFO:	2022	2021	2022	2021
Core FFO	$19,355	$14,304	$55,135	$37,809
Amortization of debt related costs	565	424	1,597	1,163
Non-cash interest expense	676	41	1,582	(31)
Stock compensation	518	340	1,498	1,219
Capitalized interest	(315)	—	(521)	—
Straight line rent	(1,319)	(966)	(3,045)	(2,726)
Above/below market lease rents	(541)	(480)	(2,632)	(1,589)
Recurring capital expenditures (1)	(1,985)	(3,312)	(5,440)	(6,727)
AFFO	$16,954	$10,351	$48,174	$29,118

Weighted average common shares and units outstanding	41,906	33,046	39,614	30,436
AFFO per share	$0.40	$0.31	$1.22	$0.96

(1) Excludes non-recurring capital expenditures of $20,157 and $8,524 for the three months ended September 30, 2022 and 2021, respectively and $42,960 and $16,109 for the nine months ended September 30, 2022 and 2021, respectively.